[Palmetto Bank Logo Omitted]


FOR IMMEDIATE RELEASE                         For More Information Contact:
October 10, 2003                              Penny Krein, 864/984-8395
                                              kreinp@palmettobank.com


                Palmetto Bancshares, Inc. Reports Record Results
                  With a 16% Increase in Year-to-Date Earnings

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, announced record earnings, reflecting the best year in the Bank's history to date.

Net income for the nine months ended September 30, 2003 was $8.5 million, an increase of 16% from net income of $7.3 million reported for the same period of 2002. Net income for the quarter ended September 30, 2003 was $2.9 million, a 23% increase from net income for the same three months of 2002.

Net income per diluted share for the nine months ended September 30, 2003 was $1.32, an 18% increase over $1.12 per share reported for the same period of 2002. Net income per diluted share for the third quarter was $.45, a 25% increase over $.36 per share reported for the third quarter of 2002.

The company's return on average shareholders' equity (ROE) reached 16.08% at September 30, 2003, as compared to 15.42% at the end of September 2002. Return on average assets (ROA) was 1.33% at September 30, 2003, up from 1.28% at September 30, 2002.

Total assets at September 30, 2003 were $883 million, an increase of 9% compared to September 30, 2002. Total loans increased 12% to $679 million at September 30, 2003 from September 30, 2002, while total deposits rose to $767 million, a 16% increase when compared over the same periods. The company reported total assets under management (including trust and investment assets) of $1.5 billion at September 30, 2003, an 11% increase from the total reported at September 30, 2002.

"We are happy to report that the Bank continues to have a record year in 2003," said Leon Patterson. "We attribute this success to a dedicated staff and a strong focus on the strategic direction of our company."

As The Palmetto Bank, one of the oldest and largest community banks in South Carolina. Founded in 1906, The Palmetto Bank is an independent Upstate based financial institution, with 30 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.



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(Date Reported: October 10, 2003)